Cadence Resources Announces $20 Million Expansion of Credit Facility

Tuesday, December 13, 2005

Cadence Resources announced that effective December 8, 2005 the company entered into an Amended Note Purchase Agreement, through a borrowing subsidiary in its Aurora division, increasing it's borrowing base under its existing credit facility to $50 million, representing an additional $20 million available for development. The additional commitment in the five-year revolving credit facility was provided by their existing mezzanine lender, Trust Company of the West ("TCW"). Funding of the first $10 Million is scheduled to occur today.

William Deneau, President and Chief Executive Officer commented, "The increase in this facility enhances our capital structure and allows the company to continue to pursue its development programs in the Michigan Antrim through the first quarter of 2006. This will enable the company to increase its proved reserves which will provide significant value and growth for our stockholders. This increase in the borrowing base reflects the confidence of TCW in the quality of our long-lived reserves and the ability of our management team to execute our development program."

About Cadence Resources Corporation

Cadence Resources Corporation engages in the acquisition, exploration, production, and development of oil and natural gas properties. The Company's current expansion activities are focused on two key non-conventional plays, Michigan Antrim and New Albany Shale in Indiana. Cadence Resources was formed in 1969. It was formerly known as Royal Resources, Inc. and changed its name to Royal Minerals, Inc. in 1983. Further, it changed its name to Consolidated Royal Mines, Inc. in 1994; to Royal Silver Mines, Inc. in 1995; and to Cadence Resources Corporation in 2001. On October 31, 2005, it closed on a reverse merger with Aurora Energy, Ltd.

www.auroraogc.com.
------------------

Statements that are not historical facts such as increases in proved reserves, value and growth, the duration of recoverable reserves and the future performance of management are forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our goals will be achieved. Important factors that could cause our actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, drilling and operating risks, the availability of drilling rigs, uncertainties about the estimates of reserves, the availability of transportation pipelines, changes in laws or government regulations, unforeseen engineering and mechanical or technological difficulties in drilling the wells, operating hazards, weather related delays, the loss of existing credit facilities, availability of capital, and other risks more fully described in our filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.


     Contact:
     --------
          Cadence Resources Corporation
          William W. Deneau, President and CEO
          Lori M. King, Chief Financial Officer
          (231)941-0073